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                                                                    Exhibit 99.4

                      CONSENT OF JEFFERIES & COMPANY, INC.

      We hereby consent to the references made to our firm in the Registration Statement on Form S-4 of Quadramed Corporation relating to the merger of a wholly owned subsidiary of Quadramed with and into Medicus Systems Corporation under the caption entitled "Special Factors -- Analysis of Quadramed's Financial Adviser." In giving such consent, we do not admit that we come within the category of "persons whose consent is required under," nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


/s/ Jefferies & Company, Inc.
April 14, 1998